SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
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SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14 (c)
 OF THE SECURITIES AND EXCHANGE ACT OF 1934

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CORRECTIONAL SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

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CORRECTIONAL SYSTEMS, INC.
6910-A Miramar Road, Suite 200
San Diego, CA 92121

October 19, 2000

Dear Stockholders:

The Directors and Officers of Correctional Systems, Inc., cordially invite you to attend the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, November 8, 2000 at 10:00 a.m. The meeting will be held at the Harvey Hotel Dallas, 7815 LBJ Freeway, Dallas, Texas 75251 (972) 960-7000. Notice of the Annual Meeting and Information Statement are enclosed.

For your information, enclosed is the 1999 Annual Report of Correctional Systems, Inc.

Very truly yours,

William L. Garrison
Chairman of the Board

CORRECTIONAL SYSTEMS, INC.
6910-A Miramar Road, Suite 200
San Diego, CA 92121

October 19, 2000

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Correctional Systems, Inc., a Delaware corporation (the “Company”) will be held on November 8, 2000 at the Harvey Hotel Dallas, 7815 LBJ Freeway, Dallas, Texas 75251, (972) 960-7000 at 10:00 a.m., local time, for the following purposes:

(1)	To elect five members of the Board of Directors; and

(2)	To transact such other business as may properly come before the meeting and any adjournment thereof.

The foregoing items of business are more fully described in the Information Statement accompanying this Notice.

Only stockholders of record at the close of business on October 9, 2000 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person.

By order of the Board of Directors,

Gary Maynard
Secretary

INFORMATION STATEMENT

GENERAL INFORMATION

     The Annual Meeting of Stockholders of Correctional Systems, Inc. (“Correctional Systems” or the “Company”) will be held on November 8, 2000 for the purposes set forth in the accompanying notice. This Information Statement is being mailed to shareholders beginning on or about October 19, 2000. The principal executive offices of Correctional Systems are located at 6910-A Miramar Road, Suite 200, San Diego, CA 92121. Our phone number is (858) 566-9816.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Date, Time and Place

     We will hold the Annual Meeting on November 8, 2000 at the Harvey Hotel Dallas, 7815 LBJ Freeway, Dallas, Texas 75251, (972) 960-7000, at 10:00 a.m., local time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

     Only stockholders of record of the Company’s issued and outstanding Common Stock at the close of business on October 9, 2000 are entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof. As of the close of business on that date, there were 3,644,400 shares of Common Stock, and 3,363,636 shares of Series A Preferred Stock outstanding. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Series A Preferred Stock is entitled to one vote. There are no cumulative voting rights.

Quorum and Voting Requirements

     The presence, in person or by proxy, of a majority of the shares outstanding will constitute a quorum at the Annual Meeting. The election of directors requires a plurality of the votes cast with a quorum present. Abstentions are considered as present for the purposes of establishing a quorum and as unvoted for the election of directors.

ELECTION OF DIRECTORS

     The Company’s Bylaws provide that the Board of Directors shall consist of not less than three nor more than seven, with the exact number of directors to be fixed by a Bylaw amendment duly adopted by the shareholders or the Board of Directors. The exact number of directors is currently five.

     The Company, its principal shareholders, its management and the holders of the Series A Preferred Stock are parties to a stockholders’ agreement, described more fully below, which provides that a certain holder of the Series A Preferred Stock shall designate one member of the Company’s Board of Directors and that the holders of a majority of the Common Stock held by the parties to the agreement shall designate one nominee for election to the Board. The nominee may not be a member of the Company’s management or an employee or officer of or consultant to the Company, and the nominee designated by the majority of Common Stock held by the parties to the agreement must be reasonably acceptable to holders of the Series A Preferred Stock.

     Mr. James Macdonald has been designated by the holder of the Series A Preferred Stock as a director, and Mr. Gary Maynard has been designated by the holders of a majority of the Common Stock held by the parties to the Agreement. Accordingly, at the Annual Meeting, three directors will be elected to the Board of Directors of the Company. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board of Directors has nominated William L. Garrison,  John R. Forren and Daniel J. Verwiel for election to the Board of Directors.

Information about Nominees and Executive Officers

     Set forth below is certain background information about the nominees for election and the Company’s executive officers, including each nominee’s and executive officer’s age, principal occupation, present position with the Company and the year in which each director first was elected a director.

Name	Age	Position	Served Since

William L. Garrison	62	Chairman of the Board, Director	1994
John R. Forren	46	President, Chief Executive Officer, Director	1996
R. Andrew Gately	50	Chief Financial Officer	1998
Martin Rickler	56	Vice President, Planning & Research	1996
James R. Macdonald	43	Director	1998
Gary D. Maynard	57	Director	1998
Daniel J. Verwiel	38	Director	1998

     Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which he is elected and until a successor has been elected.

     William L. Garrison, 58, has served as Chairman of the Board since 1998. Mr. Garrison joined Correctional Systems after over 25 years of employment with the Federal Bureau of Prisons. He served as an Assistant Regional Director of the South Central Region of the Federal Bureau of Prisons (September 1982 through April 1985); Warden at five different prisons of the Federal Bureau of Prisons (April 1976 to September 1982; May 1985 through October 1988); Director of a Federal Bureau of Prisons Staff Training Center; Correctional Programs Administrator, Case Management Supervisor and a Correctional Officer. After leaving the Federal Bureau of Prisons, he served as the administrator of a privately-owned prison (October 1988 through May 1989); an auditor for the American Correctional Association (1989 until the present); a self-employed corrections consultant (October 1989 through January 1990); Director of Operations fo r Detention Services, Inc. (January 1990 through November 1990); and a self-employed corrections consultant (December 1990 through July 1993), and was actively involved in the development of Correctional Systems, Inc. He served has served as the Company’s Executive Vice President and Chief Executive Officer (1992 to Present).

     John R. Forren, MHA. Mr. Forren has 18 years experience in the private corrections industry. As Vice President and Chief Operating Officer of two other large private correctional service providers, Eclectic Communications, Inc. and Cornell Corrections, he has “started-up” more than 15 facilities, many of them a first for the corrections field. Mr. Forren has worked closely with such contracting agencies as: California Department of Corrections, North Carolina Department of Corrections, U.S. Marshal Service, Federal Bureau of Prisons, U.S. Department Of Justice, Immigrations and Naturalization Service, Virginia Department of Corrections and the State

of North Carolina. Mr. Forren holds a Bachelor of Science and a Master of Hospital Administration degree from the University of LaVerne. Mr. Forren served as Vice President of Operations for Cornell Corrections, Inc., a private corrections management company, from 1994 to 1996; in 1996, as a Senior Partner in The Paladin Group, a criminal justice systems, alcohol and other drug abuse and health care issues consulting firm; and as of September, 1996, as the President and then the President and Chief Executive Officer of the Company.

     R. Andrew Gately. Mr. Gately’s fiscal expertise is deeply rooted in the financial supervision and oversight of public companies with annual revenues from $20 million through $100 million. As Vice President and Controller of Maxicare Health Plans, Mr. Gately was responsible for all corporate accounting, SEC reporting and fiscal management for the company’s $1 Billion in annual revenue. As a Partner in R. Andrew Gately & Co. since 1992, Mr. Gately now specializes in financial management and audits for small publicly traded companies an since 1998, devotes fifty percent of his time to Correctional Systems, Inc. as Chief Financial Officer.

     Martin Rickler, Ph.D. Dr. Rickler has devoted over 20 years to the development of innovative programs in the areas of criminal justice, alcohol & drug abuse treatment, and health care. Dr. Rickler was part of the team that implemented the first privately-operated state prison in California; the first private federal juvenile prison in the U.S.; the first psychiatric halfway house for developmentally disabled Cuban aliens under federal detention; and the first California Department of Corrections Return To Custody Facility. As a Programs Designer and consultant, Dr. Rickler has created innovative treatment programs that have garnered over $100 million in renewable government and foundation awards. In addition to five years of counseling experience, Dr. Rickler has also served on the faculty of the University of California, Antioch University and the Pacifica Graduate Institute. Dr. Rickler was presented a lifet ime achievement award in 1988 by the Governor of California and the California State Alcohol Advisory Board for his work in the substance abuse field. Dr. Rickler is a consultant to the State of California Alcohol and Drug Programs and since September 1996, serves Correctional Systems, Inc. as Vice President of Planning and Research. Dr. Rickler has also been the Director and Senior Partner of the Paladin Group, a criminal justice system, alcohol and other drug abuse and health care issues consulting firm, since 1994.

     Gary D. Maynard. Mr. Maynard received a Bachelor of Arts degree in 1966 from East Central State College in Oklahoma, a Master of Science degree in 1968 from Oklahoma State University at Stillwater and a Doctorate degree in Counseling Psychology in 1973 from Oklahoma University at Norman. He commenced service in the Oklahoma Army National Guard even before graduation and continued this service until retirement at the rank of Brigadier General in 1995. His service included positions of Adjutant General, Oklahoma Military Department (June 1992 to June 1995) and Cabinet Secretary for Veterans Affairs for the State of Oklahoma (July 1993 to January 1995). During his studies towards his Masters degree, he was employed as a Rehabilitation Counselor (1968 to 1970) and during his continuing studies toward his Doctorate degree, he was employed as a Psychologist at the El Reno, Oklahoma, Federal Reformatory. Starting in 1973 and concurrently with his service in the Oklahoma Army National Guard, he was employed with the Oklahoma and Arkansas Department of Corrections as follows: Chief Counselor, Lexington, Oklahoma, Regional Treatment Center (1973 to 1974); Supervisor, Planning and Research. Oklahoma Department of Corrections (1974 to 1975); Deputy Warden, Oklahoma State Penitentiary (1975 to 1977); Assistant Director, Arkansas Department of Corrections, Pine Bluff, Arkansas (1977 to 1980); Warden, Joseph Harp Correctional Center, Lexington, Oklahoma (May 1980 to May 1982); Deputy Director of Institutions, Western Division, Oklahoma Department of Corrections (May 1982 to July 1985); Warden, Oklahoma State Penitentiary (July 1985 to July 1987); Associate Director, Oklahoma Department of Corrections (July 1987 to December 1987); Director, Oklahoma Department of Corrections (December 1987 to June 1992); and Director, Southwestern Region, Oklahoma Department of Corrections (June 1995 to May 1997). Following retirement from the Oklah oma Army National Guard, Mr. Maynard served as a consultant to the University of Oklahoma Department of Juvenile Affairs (May 1997 to August 1997). Mr. Maynard has been serving as the Director, Corrections and Public Safety Programs, College of Continuing Education, University of Oklahoma since August 1997.

     James R. Macdonald. Mr. Macdonald is employed by First Analysis Corporation, an investment research firm which manages several venture capital partnerships. He specializes in business services and outsourcing investments with special focus on the offender management industry. He joined First Analysis in 1997. From 1983 to 1997, he held a variety of general management and marketing positions with Nalco Chemical Company. From 1980 to 1983, he was employed by Ecolab, Inc. He received an MBA from Harvard Business School in 1980 and a Bachelor of Science degree in Civil Engineering from Cornell University in 1978.

     Daniel J. Verwiel. Mr. Verwiel is presently the CEO for a website and development company, EZWare Consulting, Inc. His prior experience includes managing and operating Sentencing Concepts since its inception in

1994. Mr. Verwiel has experience in administering contracts with public agencies and working with state and federal legislators on the development of legislature and prison alternatives. Prior to the formation of Sentencing Concepts, he was a program manager for TRW (1982-1994). Mr. Verwiel received his Bachelor of Science degree from the University of Arizona and a Master of Business Administration degree from the University of Southern California.

Board Meetings and Committees

     The Board of Directors held six regularly scheduled meetings and no special meetings in 1999 and held five regularly scheduled meetings and no special meetings in 2000. Each director attended at least 75% of the meetings and committees on which such director served.

     The Board of Directors has standing Audit and Compensation Committees of the Board. The stockholders agreement provides that number of members of the Compensation and Audit Committees of the Board shall be fixed at three and that the directors designated by the Series A Preferred Holder and majority of Common Stock holders who are parties to the agreement shall be members of such committees. The Board did not have an Audit Committee in 1999 and as a whole performed the functions normally performed by an Audit Committee. An Audit Committee was established in 2000 but has not yet met. The Compensation Committee met on two occasions in 1999 and two occasions in 2000.

     The Audit Committee reviews the Company’s audited financial statements, reviews and recommends to the Board the engagement of the independent auditors of the Company, reviews with the auditors their work and fees, and reviews accounting policies and practices and internal accounting controls of the Company.

     The Compensation Committee reviews and recommends to the Board the compensation proposed to be paid to officers and key employees of the Company, including base salaries, stock options and management incentive compensation.

     The Board does not have a Nominating Committee and as a whole performs the functions normally performed by a Nominating Committee.

Director Compensation

     Mr. Garrison, Chairman of the Board of Directors, receives the following: salary of $60,000 per year; expense reimbursement related to business activities; a $2,500 bonus for each project with profit contribution of $30,000-$50,000; and a $5,000 bonus for each completed community corrections acquisition or new project with $200,000 to $400,000 profit contribution won with substantive input from Mr. Garrison. In addition to serving as Chairman of the Board of Directors, Mr. Garrison acts as Regional Administrator for the current Texas projects and performs development duties for the company.

     Mr. Maynard receives $500.00 for each meeting attended in the course of Company business.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock and Preferred Stock as of the date of this Information Statement for (i) each director and director nominee of the Company; (ii) each executive officer; (iii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares; and (iv) all directors and executive officers as a group. Except pursuant to applicable community property laws or as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address	Type of Voting Security	Number of Shares		Voting Security

William L. Garrison 7341 Clear Haven
Dallas, TX 75248	Common Stock	910,500	(1)(4)	24.0%
John Forren 6910-A Miramar Road Suite 200
San Diego, CA 92121	Common Stock	195,000	(1)(5)	5.1%
Gary Maynard 2001 Priestley Ave. North Base, Building 605
Norman, OK 73072		0		0%
Daniel J. Verwiel 1815 E. Center Street Suite 201
Anaheim, CA 92805	Common Stock	525,269	(1)(6)	14.3%
Patricia Verwiel 1815 E. Center Street Suite 201
Anaheim, CA 92805	Common Stock	523,580	(1)	14.4%
Estate of Lawrence G. Grossman 209 Camaro Way
San Marcos, TX 78666	Common Stock	760,500	(1)	20.9%
James R. Macdonald 233 S. Wacker Drive Suite 9500
Chicago, IL 60606	Series A Preferred	3,363,636	(7)	48.0%
Apex Funds	Series A Preferred	884,351	(2)(8)	19.5%
IEPEF Funds	Series A Preferred	1,632,657	(3)(8)	30.9%
The Productivity Fund III, L.P., a Delaware
limited partnership (“PF III”)	Series A Preferred	816,325	(8)	18.3%

Officers and Directors as a Group (12 persons)	Common and Series A Preferred	2,588,462		36.9%
Total Outstanding (1)	Common Stock	3,644,400	(1)	52.0%
	Series A Preferred	3,363,636		48.0%
Voting Securities	Common and
	Series A Preferred	7,008,036	(1)	100.0%

(1)	Does not include common stock issuable upon exercise of outstanding options (see option table. below), except common stock that the listed beneficial owner has the right to acquire within sixty days, from options, warrants, rights, conversion privilege or similar obligations.
(2)	Includes 841,438 shares held by Apex Fund III, L.P., a Delaware limited partnership (“Apex III”) and 42,913 shares held by Apex Strategic Partners, LLC, a Delaware limited partnership (“ASP”).
(3)	Includes 1,306,126 shares held by Infrastructure and Environmental Private Equity Fund III, L.P., a Delaware limited partnership (“IEPEF”) and 326,531 shares held by Environmental & Information Technology Private Equity Fund III Gesellschaft burgarlichen Rechts (mit Haftungsbeschankung), a civil partnership with limitation of liability established under the laws of the Federal Republic of Germany (“EITPEF”).
(4)	Includes 150,000 shares of common stock underlying outstanding options exercisable within 60 days.
(5)	Includes 195,000 shares of common stock underlying outstanding options exercisable within 60 days.
(6)	Includes 30,000 shares of common stock underlying outstanding options exercisable within 60 days.
(7)	Includes 3,333,333 owned by affiliates of First Analysis Corporation, a Delaware corporation (“FAC”). FAC, through one or more intermediate partnerships, controls or shares control of Apex III, ASP, IEPEF, EITPEF, and PF III. Mr. Macdonald is employed by FAC but does not take executive action on behalf of FAC with respect to its control over these partnerships.
(8)	Based upon their Statements on Schedule 13D, Apex III, ASP, IEPEF, EITPEF,PF III are controlled through one or more partnerships. The persons who have or share control of these partnerships are, for Apex III and ASP: First Analysis Corporation, a Delaware corporation (“FAC”), Stellar Investment Co., a corporation controlled by James A. Johnson, George Middlemas, Bret R. Maxwell, and Mark T. Koulogeorge; for IEPEF and EITPEF: FAC, Maxwell, Koulogeorge, Argentum Environmental Corporation (“AEC”), Schneur Z. Genck, Inc. (“SZG”), and RS Investment Management (“RSIM”); for PF III are FAC, Maxwell and Koulogeorge. Maxwell and Koulogeorge are principally employed as an executive of FAC.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely on its review of Forms 3, 4 and 5 received by the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, during the fiscal year ended December 31, 1999, the Company’s officers, directors and 10% shareholders satisfied all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the cash compensation, as well as certain other compensation paid or accrued, by the Company to the Company’s President and Chief Executive Officer, John R. Forren, and the Company’s Vice President of Planning and Research, Dr. Martin Rickler, for the period from January 1, 1997 to December 31, 1999. No other executive officer had a total annual salary and bonus equal to or in excess of $100,000 during the reported periods.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

John R. Forren	1999	100,000	—	—	—	—	—	—
	1998	78,125	—	—	—	—	—	—
	1997	46,875	—	—	—	—	—	—
Martin Rickler	1999	100,000	—	—	—	—	—	—
	1998	78,125	—	—	—	—	—	—
	1997	64,375	—	—	—	—	—	—

Options/SAR Grants In Last Fiscal Year (Individual Grants)

     The following table lists stock options (whether or not in tandem with SARs) and freestanding SARs (including options and SARs that subsequently have been transferred) made during the 1999 fiscal year to each of the named executive officers.

Name	Number of Securities Underlying Options/ SARs Granted #	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date

John Forren	100,000	16%	0.94	3/16/08
Martin Rickler	100,000	16%	0.94	3/16/08

Aggregated Option/SAR Exercises In Last Fiscal Year (1999) and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options/SARs At FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Option/SARs At FY-End ($) Exercisable/ Unexercisable

John Forren	—	—	—	—
Martin Rickler	—	—	—	—

Employment Agreements

     Mr. Forren and Dr. Rickler. Both Mr. Forren and Dr. Rickler have five-year employment agreements. The agreements, effective from September 15, 1996 through September 14, 2001, provide that Mr. Forren shall serve at no position lower than President and Chief of Operations, and that Dr. Rickler will serve at no position lower than Vice President of Planning and Research. The first year of employment Mr. Forren received $25,000 and Dr. Rickler received $60,000 plus a signing bonus of $5,000. The second year both Mr. Forren and Dr. Rickler received $75,000 and both are to receive $100,000 base salary each year thereafter.

     Both employment agreements provide for standard executive health, sick leave and holiday benefits were granted, including 30 days vacation leave annually; that both Mr. Forren and Dr. Rickler would be employed within the Greater San Diego area; and that except for standard malfeasance and such, any termination of Mr. Forren and Dr. Rickler will be deemed a “constructive termination” and will immediately grant the terminated party all stock options due for the entire contract as well as one year of the current base salary.

STOCKHOLDERS’ AGREEMENT

     The Company, William Garrison, John Forren, Martin Rickler, Daniel J. Verwiel and Patricia A. Verwiel (the “Management Parties”) and the present holders of Series A Preferred Stock in the Company (the “Preferred Holders”) are parties to an Amended and Restated Stockholders’ Agreement dated August 31, 1998 (the “Stockholders’ Agreement”).

     Board of Directors. The Stockholders’ Agreement provides that the Company’s Board of Directors shall consist of 6 members, one of whom shall be designated by a certain holder of the Series A Preferred Stock of the Company (the “Preferred Designee” who is currently James Macdonald), and one of whom shall be designated by a majority vote of the holders of Common Stock who are parties to the Stockholders’ Agreement (which parties are the Management Parties) (the “Common Designee,” who is currently Gary Maynard). The Preferred Holders have the right to approve the Common Designee. The Management Parties have no plans or proposals to change the current composition of the Board. The Stockholders’ Agreement also provides that the Board of any subsidiary of the Company shall be the same as the Board of the Company.

     Restrictions on Transfer of Management Parties Stock. The Stockholders’ Agreement also restricts the transfer of Common Stock owned by the Management Parties. The Preferred Holders have a right of first refusal on any proposed transfer of Common Stock by the Management Parties, and the Preferred Holders also have co-sale rights on any transfer of Common Stock by a Management Party to a third party; provided that each Management Party shall have the right to transfer in any twelve-month period up to 15,000 shares of stock. Pursuant to the Stockholders’ Agreement, the Preferred Parties have a preemptive right to purchase a certain portion of any new securities offered for sale by the Company.

     Restricted Acts. The Stockholders’ Agreement further provides that as long as any shares of Series A Preferred are outstanding, the Company shall not, with certain exceptions, without the affirmative vote or written consent of the holders of at least a majority of then outstanding Series A Preferred: (a) authorize, create or issue any shares of any additional shares of common stock or securities convertible into common stock; (b) issue any instrument or security exercisable for or convertible into shares of Series A Preferred, or issue shares of Series A Preferred other than the first 3,363,636 shares issued; (c) enter into, or permit any Subsidiary to enter into, any agreement, indenture or other instrument which contains any provisions restricting the payment of dividends on the Series A Preferred; (d) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purp ose) any share or shares of Series A Preferred; (e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of common stock, provided, however, that this restriction shall not apply to (i) the repurchase by resolution of the Board of shares of Common from employees, officers, directors, consultants or other persons performing services for the Correctional Systems or any Subsidiary pursuant to agreements under which the Correctional Systems has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or (ii) the cancellation of shares of Common subject to forfeiture; (f) merge Correctional Systems with or into any other person or entity or other form of corporate reorganization in which the Correctional Systems shall not be the continuing or surviving entity (other than a reincorporation transaction) or sell all or the majority of Correctional Systems’ assets; (g) amend its Articles of Incorpo ration or Bylaws; or (h) incur funded indebtedness, capitalized lease obligations or guarantees of third party debt, in each case involving an amount in excess of $3,000,000; (i) engage an investment bank, consultant, or other advisor for the purpose of raising capital or refinancing securities or indebtedness or for selling or merging Correctional Systems; (j) engage in any transaction which could involve a conflict of interest or which involves dealings between the Correctional Systems, insiders or affiliates; (k) declare or pay any dividend other than pursuant to the terms of the Series A Preferred; (l) enter into any agreement, commitment or plan of merger, reorganization or consolidation that would result in the Correctional Systems acquiring any business entity, or any division or segment of a business entity; or (m) file a registration statement under the Securities Act.

     The Stockholders’ Agreement provides that the following actions require the prior approval of the Director designated by the holders of the Series A Preferred: (i) increasing the cash compensation of any executive by more than Five Percent (5%) per year; (ii) granting any stock options or entering into any phantom option plans; (iii) terminating or replacing any of the four most senior executives; (iv) increasing the number of the directors composing the Board; (v) causing Correctional Systems or any Subsidiary to enter into any business other than the business presently conducted; and (vi) forming any Subsidiary or causing it to issue any debt or equity securities.

     Mandatory Sale. The Stockholder’s Agreement provides that if Correctional Systems has not been sold, merged with a public company or has not been the subject of a Qualified Public Offering (as defined in the Stockholders’ Agreement) by July 21, 2003, or if Correctional Systems fails to report a profit in any calendar year beginning with the calendar year ending December 31, 1999, then the parties thereto will upon the request of the holders of Series A Preferred take such action as is necessary or appropriate to cause Correctional Systems or its outstanding securities to be sold within in six (6) months after delivery of the sale request.

     Rights Of First Refusal And Participation Rights. The Stockholders’ Agreement contains rights of first refusal and take-along rights with respect to proposed transfers and preemptive rights with respect to the issuance of additional securities by Correctional Systems. The Stockholders’ Agreement also provides that if a party thereto is presented with an opportunity to purchase securities from a stockholder that is not a party to the Stockholders’ Agreement, such party must share such purchase opportunity with the other parties to the Stockholders’ Agreement.

INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors of the Company selected Arthur Andersen LLP as the Company’s independent auditors. A representative Arthur Andersen LLP is expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders present.

REPORT ON FORM 10-KSB

     A copy of the Company’s Report on Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission (including related financial statements) is included herein.

FUTURE PROPOSALS BY SECURITY HOLDERS

     Any proposal which a stockholder of the Company desires to be considered for inclusion in the proxy statement relating to the 2001 Annual Meeting of Stockholders must be received by the Company at its executive offices not later than January 31, 2001. The principal executive offices of CORRECTIONAL SYSTEMS are located at 6910-A Miramar Road, Suite 200, San Diego, CA 92121.

MISCELLANEOUS

     The Company will pay the costs of preparing, assembling and mailing this Information Statement and the Annual Report on Form 10-KSB enclosed herewith.

     We file annual, quarterly and other reports, proxy or information statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Securities and Exchange Commission web site at http://www.sec.gov. You may also visit Correctional Systems at http://www.crxs.com.

     Management does not intend to present any further items of business at the meeting and knows of no such items that will or may be presented by others.

October 19, 2000